Pricing Supplement Dated July 28, 1997                        Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                         File No. 333-27715
 Prospectus Supplement dated June 5, 1997)

                                 PHH CORPORATION
                                Medium-Term Notes                     [PHH Logo]
Principal Amount:              $100,000,000           Trade date:          July 28, 1997
Currency or Currency  Unit:    US Dollars             Original Issue Date: August 4, 1997
Issue Price:                   100.0%                 Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $100,000,000           Agent (s): Goldman, Sachs & Co.
Maturity Date:                 August 4, 1998         CUSIP Number:     69332H ED 4
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [   ]  Commercial Paper Rate       [   ]  CD Rate    [   ]  Federal Funds Effective Rate
                           [   ]  LIBOR     [   ]  Treasury Rate       [X] Prime Rate   [   ]  Other
                                (  ) Reuters Page:  __________________                         (see attached)
                                (  ) Telerate Page: __________________
Spread:                    minus 2.81%

Initial Interest Rate:     To be determined on August 1, 1997

Interest Reset Dates:      Each business day to but excluding the Maturity Date

Interest Determination Date: One business day prior to Interest Reset Date

Interest Payment Dates:    November 4, 1997; February 4, 1998;  May 4, 1998;  August 4, 1998(or next business day)

Index Maturity:            N/A

Day Count Convention:      [X]  Actual/360           [   ]  Actual/Actual               [   ]  30/360

Option to Receive Payments in Specified Currency:    [   ]  Yes                 [   ]  No

Redemption:
         [X]  The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price: ___________%
     Annual Redemption Price Reduction: __________________% until Redemption Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [   ]  Yes          [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:   [X] Global  [   ]  Certificated

Agent's Capacity:   [   ]  Agent      [X]  Principal

If as Principal:
        [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
        [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of __________________% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of __________________% of Principal Amount.

Other Terms: